EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Snap Inc. Amended and Restated 2012 Equity Incentive Plan, Snap Inc. Amended and Restated 2014 Equity Incentive Plan, Snap Inc. 2017 Equity Incentive Plan, Snap Inc. 2017 Employee Stock Purchase Plan, and the Snap Inc. Restricted Stock Unit Award Agreement with Evan Spiegel, of our report dated January 26, 2017, with respect to the consolidated financial statements of Snap Inc. included in the Registration Statement (Form S-1 No. 333-215866) and related Prospectus of Snap Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 7, 2017